Marvell Announces $3 Billion Stock Repurchase Authorization

Santa Clara, Calif. (March 7, 2024) - Marvell Technology, Inc. (NASDAQ: MRVL), a leader in data infrastructure semiconductor solutions, today announced that its Board of Directors has authorized a $3 billion addition to the balance of its existing stock repurchase program, increasing the total current repurchase authority to approximately $3.3 billion. This $3 billion increase is the largest repurchase authorization in our history.
Marvell's existing share repurchase program had approximately $299 million of repurchase authority remaining as of the fiscal year ended February 3, 2024. Under the program authorized by its Board of Directors, Marvell may repurchase stock in the open-market or through privately negotiated transactions. The extent to which Marvell repurchases its stock and the timing of such repurchases will depend upon market conditions and other corporate considerations, as determined by Marvell's management team. The repurchase program may be suspended or discontinued at any time.
Forward-Looking Statements under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties. Words such as "anticipates," "expects," "intends," "plans," "projects," "believes," "seeks," "estimates," "can," "may," "will," "would" and similar expressions identify such forward-looking statements. These statements are not guarantees of results and should not be considered as an indication of future activity or future performance. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties, including, but not limited to: the amount, timing and execution of Marvell's stock repurchase program; and other risks detailed in Marvell's SEC filings. For other factors that could cause Marvell's results to vary from expectations, please see the risk factors identified Marvell's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC from time to time. Marvell undertakes no obligation to revise or update publicly any forward-looking statements.

About Marvell
To deliver the data infrastructure technology that connects the world, we’re building solutions on the most powerful foundation: our partnerships with our customers. Trusted by the world’s leading technology companies for over 25 years, we move, store, process and secure the world’s data with semiconductor solutions designed for our customers’ current needs and future ambitions. Through a process of deep collaboration and transparency, we’re ultimately changing the way tomorrow’s enterprise, cloud, automotive, and carrier architectures transform—for the better.
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For further information, contact:
Ashish Saran
Senior Vice President, Investor Relations
408-222-0777
ir@marvell.com